EXHIBI 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated February 26 2007 (this “Agreement”), by and between David Brown, an individual residing at 1500 South I-35, Suite 506, Round Rock, Texas, 78681 (the “Employee”), and Metabolic Research, Inc., an Indiana corporation with an office currently at 106-8222 Weston Road, Woodbridge, Ontario L4L-8E2 (the “Company”).

W I T N E S S E T H :

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company and the Employee desire to memorialize the employment of the Employee as the Chief Financial Officer of the Company, and the Employee desires to accept such employment.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

1.

Position.  The Company hereby employs the Employee as the Chief Financial Officer of the Company, which employment the Employee hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.  During the Term (hereafter defined), the Employee shall provide services as directed by the Board of Directors of the Corporation.  In his capacity as Chief Financial Officer, the Employee shall be the senior executive officer of the Company with principal responsibility for controlling the financial matters of the Company, and he shall perform such duties for the Company as are consistent with the foregoing.  The Employee agrees to use his best efforts to supply such services in a professional and diligent manner, and to devote as much time and effort as is necessary to perform such services.

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Term.  The term of employment shall be for two years, commencing as of the date set forth above and continuing until this Agreement is terminated in accordance with the terms hereof (the “Term”).

3.

Compensation.  Promptly after the execution of this Agreement, the Company shall issue to Employee 100,000 shares of the common stock of the Company for the Term.  The Company’s obligation to pay compensation to Employee in consideration for Employee’s services hereunder shall be limited to the foregoing.

4.

Termination.  The Employee's employment hereunder may be terminated by the Company or the Employee for any reason or no reason upon fourteen (14) days’ prior written notice from the terminating party to the non-terminating party.

5.

Employee Representation.  The Employee represents that the Employee’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

6.

Confidential Information.

(a)  The Employee agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof.  All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Employee's possession shall be delivered by the Employee to the Company upon request therefor by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b)

For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, technology, research and development efforts, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained).  For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, or (ii) such information is received from a third party not under an obligation to keep such information confidential.

7.

Remedies.

The Employee agrees and acknowledges that the restrictions set forth in Section 6 hereof and the duration as set forth in such provisions is under all of the circumstances reasonable and necessary for the protection of the Company and its business.  In the event that the Employee shall breach any of the provisions of Section 6 hereof, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

8.

General.

(a)

Entire Agreement.  This Agreement constitutes the entire understanding between the Company and the Employee with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Employee and the Company concerning the subject matter hereof, all of which are merged herein.

(b)

Successors.  This Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and personal representatives, and the Company and its successors and assigns.

(c)

Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above.  Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

(d)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

(e)

Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Employee.

(f)

Counterparts.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

THE COMPANY:

METABOLIC RESEARCH, INC.

By:	/s/ NICK MONTESANO
Name:	Nick Montesano
Title:	Chief Executive Officer and Director

EMPLOYEE:

David Brown

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